Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (the “Form S-3”), of our auditor’s report dated July 16, 2026 with respect to the consolidated financial statements of New Horizon Aircraft Ltd. as at May 31, 2026 and for each of the years in the two year period ended May 31, 2026, as included in the Annual Report on Form 10-K of New Horizon Aircraft Ltd. for the year ended May 31, 2026 as filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form S-3.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

August 28, 2026
Toronto, Canada

MNP LLP
1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894